China BAK Regains Compliance with NASDAQ Minimum Bid Price Requirement

Shenzhen, China – November 15, 2012 – China BAK Battery, Inc. (“China BAK” or the “Company”) (NASDAQ: CBAK), a leading global manufacturer of lithium-based battery cells, today announced that the Company has received a letter from the NASDAQ Listing Qualifications department notifying the Company that it has regained compliance with the minimum bid price requirement for continued listing set forth in NASDAQ Listing Rule 5450(a)(1), as its common stock has achieved a closing bid price of $1.00 or more for 10 consecutive business days.

On May 25, 2012, the NASDAQ Stock Market staff (the “NASDAQ Staff”) notified the Company that its common stock was not in compliance with one of the standards for continued listing on the NASDAQ Global Market because the closing bid price of its common stock had fallen below $1.00 for 30 consecutive business days. The NASDAQ Staff also notified the Company that it had been granted a grace period of 180 calendar days, or until November 21, 2012, to regain compliance.

In a letter dated November 13, 2012, the NASDAQ Staff informed the Company that it had determined that the closing bid price of China BAK’s common stock has been at $1.00 per share or greater for ten consecutive business days from October 26, 2012 to November 12, 2012. Accordingly, the Company has regained compliance with NASDAQ Listing Rule 5450(a)(1).

About China BAK Battery, Inc.

China BAK Battery, Inc. (NASDAQ: CBAK) is a leading global manufacturer of lithium-based battery cells. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, smartphones, notebook computers, e-bikes, electric vehicles, power tools, uninterruptible power supplies, and portable consumer electronics such as portable media players, portable gaming devices, personal digital assistants, or PDAs, camcorders, digital cameras, and Bluetooth headsets. China BAK Battery, Inc.’s production facilities, located in Shenzhen and Tianjin cover over three million square feet. For more information regarding China BAK Battery, Inc., please visit http://www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the ability of the Company to meet its contract obligations; the uncertain market for the Company's lithium-based battery cells; business, macroeconomic, technological, regulatory, or other factors affecting the profitability of lithium-based battery cells; and risks related to China BAK's business and risks related to operating in China. Please refer to China BAK's Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as well as China BAK's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK's actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

China BAK Battery, Inc.
Mr. Xiangqian Li
Chief Executive Officer
Tel: 86-755-61886818 ext 6856
E-mail: ir@bak.com.cn

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